Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 23, 2017

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS; PROVIDES 2017 GUIDANCE

Fourth Quarter Revenues of $513.9 million, up 6.1% Versus Prior Year Period; up 6.9% on Constant Currency Basis

Fourth Quarter GAAP Diluted EPS of $1.29, down 31.4% Versus Prior Year Period

Fourth Quarter Adjusted Diluted EPS of $2.13, up 6.0% Versus Prior Year Period

Full Year 2016 Revenues of $1,868.0 million, up 3.2% Versus Prior Year; up 4.1% on Constant Currency Basis

Full Year 2016 GAAP Diluted EPS of $4.98, up 1.4% Versus Prior Year

Full Year 2016 Adjusted Diluted EPS of $7.34, up 16.0% Versus Prior Year

2017 Guidance Range for GAAP Revenue Growth of 10.0% to 11.5%

2017 Guidance Range for Constant Currency Revenue Growth of 12.5% to 14.0%

2017 Guidance Range for GAAP Diluted EPS of $5.04 to $5.08

2017 Guidance Range for Adjusted Diluted EPS of $8.00 to $8.15, up 9.0% to 11.0%, which reflects our expectation of an approximately 4.1% negative impact from foreign currency exchange rates

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2016.

Fourth quarter 2016 net revenues were $513.9 million, an increase of 6.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2016 net revenues increased 6.9% over the year ago period.

Fourth quarter 2016 GAAP diluted earnings per share from continuing operations decreased 31.4% to $1.29, as compared to $1.88 in the prior year period. The financial results for the quarter reflect non-cash impairment charges, net of tax of $26.1 million related to the Company's Semprus technology, which was somewhat offset by a related reversal of contingent consideration liabilities, net of tax of $8.3 million. As such, the net non-cash, after-tax impact associated with these items was $17.8 million. Fourth quarter 2016 adjusted diluted earnings per share from continuing operations increased 6.0% to $2.13, compared to $2.01 in the prior year period.

Full year 2016 net revenues were $1,868.0 million, an increase of 3.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, full year 2016 net revenues increased 4.1% over the prior year.

Full year 2016 GAAP diluted earnings per share from continuing operations increased 1.4% to $4.98, as compared to $4.91 in the prior year. Full year 2016 adjusted diluted earnings per share from continuing operations increased 16.0% to $7.34, compared to $6.33 in the prior year.

“Teleflex delivered a strong finish to 2016 with revenue growth above our most recently provided guidance,” said Benson Smith, Chairman and Chief Executive Officer. “During the fourth quarter, each of our segments delivered solid performances, resulting in constant currency revenue growth of 6.9% and the attainment of an adjusted operating margin of 25.0%."

Added Mr. Smith, "As we turn to 2017, thanks to stability in our end-markets, a robust product pipeline and the completion of the acquisition of Vascular Solutions ahead of our initial timetable, Teleflex is poised to deliver double-digit constant currency revenue growth and significant adjusted margin and adjusted earnings per share expansion."

FOURTH QUARTER NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three months ended December 31, 2016 and December 31, 2015 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended December 31, 2016 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Foreign Currency" column of the table.

	Three Months Ended		% Increase/ (Decrease)
	December 31, 2016	December 31, 2015	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$95.7	$90.3	5.9%	—	5.9%
Surgical North America	48.3	43.1	12.2%	—	12.2%
Anesthesia North America	54.9	50.6	8.5%	—	8.5%
EMEA	135.7	135.2	3.0%	(2.6)%	0.4%
Asia	73.0	69.2	5.4%	—	5.4%
OEM	45.3	37.8	20.0%	(0.2)%	19.8%
All Other	61.0	58.3	5.5%	(0.8)%	4.7%
Total	$513.9	$484.5	6.9%	(0.8)%	6.1%

Vascular North America fourth quarter 2016 net revenues were $95.7 million, an increase of 5.9% compared to the prior year period on both a GAAP and constant currency basis. The increase in revenue was largely due to higher sales volumes of both existing and new products and price increases.

Surgical North America fourth quarter 2016 net revenues were $48.3 million, an increase of 12.2% compared to the prior year period on both a GAAP and constant currency basis. The increase in revenue was largely due to higher sales volumes of both new and existing products and price increases.

Anesthesia North America fourth quarter 2016 net revenues were $54.9 million, an increase of 8.5% compared to the prior year period on both a GAAP and constant currency basis. The increase in revenue was largely due to higher sales volumes of both existing and new products.

EMEA fourth quarter 2016 net revenues were $135.7 million, an increase of 0.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2016 net revenues increased 3.0% compared to the prior year period. The constant currency revenue increase was largely due to higher sales volumes of both existing and new products, somewhat offset by a decline in the average selling prices of certain products.

Asia fourth quarter 2016 net revenues were $73.0 million, an increase of 5.4% compared to the prior year period on both a GAAP and constant currency basis. The increase in revenue was largely due to higher sales volumes of both new and existing products and price increases.

OEM and Development Services (“OEM”) fourth quarter 2016 net revenues were $45.3 million, an increase of 19.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2016 net revenues increased 20.0% compared to the prior year period. The constant currency revenue increase was largely due to higher sales volumes of existing products and revenues generated by acquired businesses.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for 2016 totaled $128.3 million compared to $125.3 million for the prior year.

Cash and cash equivalents at December 31, 2016 were $543.8 million compared to $338.4 million at December 31, 2015.

Net accounts receivable at December 31, 2016 were $272.0 million compared to $262.4 million at December 31, 2015.

Net inventories at December 31, 2016 were $316.2 million compared to $330.3 million at December 31, 2015.

2017 OUTLOOK

On a GAAP basis, revenues in 2017 are expected to increase 10.0% to 11.5% over the prior year, reflecting the anticipated 2.5% unfavorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2017 will increase 12.5% to 14.0%, which includes the impact of Vascular Solutions which is expected to contribute approximately 8.5% to 9.0%.

The Company expects full year 2017 GAAP diluted earnings per share from continuing operations to be between $5.04 and $5.08. The Company expects adjusted diluted earnings per share from continuing operations to be between $8.00 and $8.15 for full year 2017, representing an increase of 9.0% to 11.0% over 2016, reflecting our expectation of an approximately 4.1% negative impact from foreign currency exchange rate fluctuations.

FORECASTED 2017 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2017 GAAP revenue growth	10.0%	11.5%

Estimated impact of foreign currency exchange rate fluctuations	2.5%	2.5%

Forecasted 2017 constant currency revenue growth	12.5%	14.0%
FORECASTED 2017 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$5.04	$5.08

Restructuring, impairment charges and special items, net of tax	$1.35	$1.40

Intangible amortization expense, net of tax	$1.60	$1.65

Amortization of debt discount on convertible notes, net of tax	$0.01	$0.02

Adjusted diluted earnings per share	$8.00	$8.15

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until March 28, 2017 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 65576607.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) restructuring and other impairment charges; (ii) certain losses and other charges, including, for 2016, charges primarily related to facility consolidation and acquisition costs, net of reversals related to contingent consideration liabilities and the gain on sale of assets and, for 2015, charges related to facility consolidations, net of reversals related to contingent consideration liabilities, the medical device excise tax and a litigation verdict against the Company with respect to a non-operating joint venture; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax benefits resulting primarily from (1) the expiration of applicable statutes of limitations for prior year returns and/or the resolution of audits or filing of amended returns with respect to prior tax years, and (2) tax law changes affecting the Company's deferred tax liability. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations and, as a result, they facilitate comparisons of financial results exclusive of items that can fluctuate in a manner that may not reflect the performance of our business. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$240.9	$144.2	$15.7	$46.4	($0.2)	$16.2	($10.1)	$60.9	$1.29	47,112
Adjustments
Restructuring and other impairment charges (A)	—	—	—	46.4	—	—	16.5	29.8	$0.63	—
Losses and other charges, net (B)	3.7	(4.4)	—	—	(0.2)	3.4	3.4	(1.0)	($0.01)	—
Amortization of debt discount on convertible notes	—	—	—	—	—	1.1	0.4	0.7	$0.02	—
Intangible amortization expense	—	15.9	0.1	—	—	—	4.0	12.0	$0.26	—
Tax adjustment (C)	—	—	—	—	—	—	4.9	(4.9)	($0.10)	—
Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	—	$0.06	(1,343)
Adjusted basis	$237.2	$132.7	$15.6	—	—	$11.7	$19.3	$97.5	$2.13	45,769
Quarter Ended - December 31, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$224.2	$148.2	$13.2	$2.1	—	$13.6	($7.6)	$90.6	$1.88	48,323
Adjustments
Restructuring and other impairment charges (A)	—	—	—	2.1	—	—	0.8	1.3	$0.03	—
Losses and other charges, net (B)	1.9	(3.1)	—	—	—	—	0.3	(1.5)	($0.03)	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.4	1.2	2.1	$0.04	—
Intangible amortization expense	—	17.1	—	—	—	—	4.6	12.5	$0.26	—
Tax adjustment (C)	—	—	—	—	—	—	14.9	(14.9)	($0.31)	—
Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	—	$0.14	(3,440)
Adjusted basis	$222.3	$134.2	$13.2	—	—	$10.2	$14.2	$90.2	$2.01	44,883
(A) In 2016, "other impairment charges" included (1) a pre-tax, non-cash $41.0 million impairment charge and $14.9 million reduction in related deferred tax liabilities in connection with the Company's Semprus technology; and (2) $2.4 million in pre-tax, non-cash impairment charges related to two properties, one of which was classified as an asset held for sale and $0.7 million reduction in related deferred tax liabilities. In 2015, there were no "other impairment charges."

(B) In 2016, losses and other charges, net related primarily to reversals related to contingent consideration liabilities, including $8.3 million related to the Company's Semprus technology, somewhat offset by acquisition and facility consolidation costs. In 2015, losses and other charges, net related primarily to facility consolidations and reflect reversals of previously recorded charges related to contingent consideration liabilities and the medical device excise tax.

(C) The tax adjustment represents a net benefit resulting primarily from (1) the expiration of applicable statutes of limitations for prior year returns and/or the resolution of audits or filing of amended returns with respect to prior tax years, and (2) tax law changes affecting our deferred tax liability.

(D) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

Reconciliation of Adjusted Operating Profit and Margin
Dollars in millions
Quarter Ended - December 31, 2016

Teleflex income from continuing operations before interest and taxes	$67.0

Teleflex income from continuing operations before interest and taxes margin	13.0%

Restructuring and other impairment charges	$46.4
Losses and other charges, net	($0.9)
Intangible amortization expense	$16.0

Adjusted Teleflex income from continuing operations before interest and taxes	$128.5

Adjusted Teleflex income from continuing operations before interest and taxes margin	25.0%

Teleflex revenue as-reported	$513.9

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$871.8	$563.3	$58.6	$59.2	($4.4)	$54.5	$19.3	$8.1	$237.2	$4.98	47,646
Adjustments
Restructuring and other impairment charges (A)	—	—	—	59.2	—	—	—	19.9	39.3	$0.83	—
Losses and other charges, net (B)	14.6	(1.8)	0.1	—	(4.4)	3.4	—	7.0	4.9	$0.11	—
Amortization of debt discount on convertible notes	—	—	—	—	—	7.2	—	2.6	4.5	$0.10	—
Intangible amortization expense	—	63.1	0.4	—	—	—	—	16.1	47.4	$0.99	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	19.3	7.0	12.2	$0.26	—
Tax adjustment (C)	—	—	—	—	—	—	—	10.7	(10.7)	($0.23)	—
Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	—	—	$0.31	(2,025)
Adjusted basis	$857.3	$502.0	$58.1	—	—	$43.9	—	$71.5	$334.8	$7.34	45,621
Year Ended - December 31, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$865.3	$569.0	$52.1	$7.8	($0.4)	$60.8	$10.5	$7.8	$236.0	$4.91	48,058
Adjustments
Restructuring and other impairment charges (A)	—	—	—	7.8	—	—	—	2.9	4.9	$0.10	—
Losses and other charges, net (B)	9.4	(6.1)	—	—	(0.4)	—	—	2.5	0.4	$0.01	—
Amortization of debt discount on convertible notes	—	—	—	—	—	13.2	—	4.8	8.4	$0.17	—
Intangible amortization expense	—	62.4	—	—	—	—	—	16.6	45.8	$0.95	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (C)	—	—	—	—	—	—	—	19.0	(19)	($0.39)	—
Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	—	—	$0.44	(3,350)
Adjusted basis	$855.8	$512.7	$52.1	—	—	$47.6	—	$57.4	$283.2	$6.33	44,708
(A) In 2016, "other impairment charges" included (1) a pre-tax, non-cash $41.0 million impairment charge and $14.9 million reduction in related deferred tax liabilities in connection with the Company's Semprus technology; and (2) $2.4 million in pre-tax, non-cash impairment charges related to two properties, one of which was classified as an asset held for sale and $0.7 million reduction in related deferred tax liabilities. In 2015, there were no "other impairment charges."

(B) In 2016, losses and other charges, net related primarily to facility consolidation and acquisition costs, net of reversals related to contingent consideration liabilities, including $8.3 million related to the Company's Semprus technology, and the gain on sale of assets. In 2015, losses and other charges, net related primarily to facility consolidation costs and reflects reversals of previously recorded charges related to contingent consideration liabilities, the medical device excise tax and a litigation verdict against the Company with respect to a non-operating joint venture.

(C) The tax adjustment represents a net benefit resulting primarily from (1) the expiration of applicable statutes of limitations for prior year returns and/or the resolution of audits or filing of amended returns with respect to prior tax years, and (2) tax law changes affecting our deferred tax liability.

(D) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2017 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation, including possible repeal, modification or replacement of the Patient Protection and Affordable Care Act; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates and the impact of the United Kingdom's vote to leave the European Union; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Dollars and shares in thousands, except per share)
Net revenues	$513,933	$484,501	$1,868,027	$1,809,690
Cost of goods sold	240,881	224,185	871,827	865,287
Gross profit	273,052	260,316	996,200	944,403
Selling, general and administrative expenses	144,180	148,217	563,308	568,982
Research and development expenses	15,687	13,221	58,579	52,119
Restructuring and other impairment charges	46,351	2,131	59,227	7,819
Gain on sale of assets	(194)	—	(4,367)	(408)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	67,028	96,747	319,453	315,891
Interest expense	16,362	13,638	54,941	61,323
Interest income	(150)	(79)	(474)	(532)
Loss on extinguishment of debt	—	—	19,261	10,454
Income from continuing operations before taxes	50,816	83,188	245,725	244,646
Taxes on income from continuing operations	(10,060)	(7,577)	8,074	7,838
Income from continuing operations	60,876	90,765	237,651	236,808
Operating loss from discontinued operations	(806)	(298)	(922)	(1,730)
Tax benefit on loss from discontinued operations	(993)	(10,815)	(1,112)	(10,635)
Income (loss) on discontinued operations	187	10,517	190	8,905
Net income	61,063	101,282	237,841	245,713
Less: Income from continuing operations attributable to noncontrolling interest	—	158	464	850
Net income attributable to common shareholders	$61,063	$101,124	$237,377	$244,863
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.38	$2.18	$5.47	$5.68
Income (loss) on discontinued operations	0.01	0.25	0.01	0.21
Net income	$1.39	$2.43	$5.48	$5.89
Diluted:
Income from continuing operations	$1.29	$1.88	$4.98	$4.91
Income (loss) on discontinued operations	0.01	0.21	—	0.19
Net income	$1.30	$2.09	$4.98	$5.10
Dividends per share	$0.34	$0.34	$1.36	$1.36
Weighted average common shares outstanding:
Basic	44,058	41,606	43,325	41,558
Diluted	47,112	48,323	47,646	48,058
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$60,876	$90,607	$237,187	$235,958
Income (loss) from discontinued operations, net of tax	187	10,517	190	8,905
Net income	$61,063	$101,124	$237,377	$244,863

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,
	2016	2,015
	(Dollars, except per share amounts, and shares in thousands)
ASSETS
Current assets
Cash and cash equivalents	$543,789	$338,366
Accounts receivable, net	271,993	262,416
Inventories, net	316,171	330,275
Prepaid expenses and other current assets	40,382	34,915
Prepaid taxes	8,179	30,895
Assets held for sale	2,879	6,972
Total current assets	1,183,393	1,003,839
Property, plant and equipment, net	302,899	316,123
Goodwill	1,276,720	1,295,852
Intangibles assets, net	1,091,663	1,199,975
Deferred tax assets	1,712	2,341
Other assets	34,826	53,644
Total assets	$3,891,213	$3,871,774
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$183,071	$417,350
Accounts payable	69,400	66,305
Accrued expenses	65,149	64,017
Current portion of contingent consideration	587	7,291
Payroll and benefit-related liabilities	82,679	84,658
Accrued interest	10,450	7,480
Income taxes payable	7,908	8,059
Other current liabilities	8,402	8,960
Total current liabilities	427,646	664,120
Long-term borrowings	850,252	641,850
Deferred tax liabilities	271,377	315,983
Pension and postretirement benefit liabilities	133,062	149,441
Noncurrent liability for uncertain tax positions	17,520	40,400
Other liabilities	52,015	48,887
Total liabilities	1,751,872	1,860,681
Commitments and contingencies
Convertible notes - redeemable equity component (Note 19)	1,824	—
Mezzanine equity	1,824	—
Common shareholders’ equity
Common shares, $1 par value Issued: 2016 - 45,814 shares; 2015 - 43,517 shares	45,814	43,517
Additional paid-in capital	506,800	440,127
Retained earnings	2,194,593	2,016,176
Accumulated other comprehensive loss	(438,717)	(371,124)
	2,308,490	2,128,696
Less: Treasury stock, at cost	170,973	119,424
Total common shareholders’ equity	2,137,517	2,009,272
Noncontrolling interest	—	1,821
Total equity	2,137,517	2,011,093
Total liabilities and equity	$3,891,213	$3,871,774

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Year Ended December 31,
	2016	2015
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$237,841	$245,713
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(190)	(8,905)
Depreciation expense	54,415	46,013
Amortization expense of intangible assets	63,491	62,380
Amortization expense of deferred financing costs and debt discount	10,440	16,941
Loss on extinguishment of debt	19,261	10,454
Changes in contingent consideration	(6,445)	(4,576)
Impairment of long-lived assets	2,356	—
In-process research and development impairment charge	41,000	—
Stock-based compensation	16,871	14,467
Net gain on sales of businesses and assets	(4,367)	(408)
Deferred income taxes, net	(29,346)	(54,413)
Other	(13,311)	(20,775)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(11,029)	398
Inventories	6,408	(8,371)
Prepaid expenses and other current assets	(3,613)	(3,027)
Accounts payable and accrued expenses	15,422	(117)
Income taxes receivable and payable, net	11,386	7,672
Net cash provided by operating activities from continuing operations	410,590	303,446
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(53,135)	(61,448)
Payments for businesses and intangibles acquired, net of cash acquired	(14,040)	(93,808)
Proceeds from sales of businesses and assets	10,201	408
Investments in affiliates	—	—
Net cash used in investing activities from continuing operations	(56,974)	(154,848)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	671,700	288,100
Reduction in borrowings	(714,565)	(303,757)
Debt extinguishment, issuance and amendment fees	(8,958)	(9,017)
Proceeds from share based compensation plans and the related tax impacts	9,068	4,994
Payments to noncontrolling interest shareholders	(464)	(1,343)
Payments for acquisition of noncontrolling interest	(9,231)	—
Payments for contingent consideration	(7,282)	(8,028)
Dividends	(58,960)	(56,532)
Net cash used in financing activities from continuing operations	(118,692)	(85,583)
Cash flows from discontinued operations:
Net cash used in operating activities	(2,110)	(2,636)
Net cash used in discontinued operations	(2,110)	(2,636)
Effect of exchange rate changes on cash and cash equivalents	(27,391)	(25,249)
Net increase (decrease) in cash and cash equivalents	205,423	35,130
Cash and cash equivalents at the beginning of the year	338,366	303,236
Cash and cash equivalents at the end of the year	$543,789	$338,366
Supplemental cash flow information:
Cash interest paid	$44,203	$45,973
Income taxes paid, net of refunds	$23,955	$56,079
Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$35,286	$133
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$86,046	$269